PROSPECTUS SUPPLEMENT NO. 4 to Prospectus Dated January 15, 2003
of
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Relating to Resales
by Selling Securityholders
of
5% Convertible Senior Notes and Shares
of Common Stock Issuable Upon Conversion of the Senior Notes

        This Prospectus Supplement supplements the Prospectus dated January 15, 2003 (the "Prospectus"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement.

1.    Selling Holders

        The information in the following table supersedes in part and supplements the information in the relevant section in the Prospectus.

Selling Holder	Aggregate Principal Amount of Notes Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned	Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering
Banc of America Securities LLC(1)	$2,760,000	113,393	113,393	0
KBC Financial Products (Cayman Islands) Ltd.(2)	8,000,000	328,676	328,676	0
McMahan Securities Co. L.P.(3)	40,000	1,643	1,643	0

(1)
Banc of America Securities LLC has advised that of the $2,760,000 in aggregate principal amount of the Senior Notes it currently owns, $260,000 in aggregate principal amount was previously not registered.

(2)
Ivan Rehder exercises voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder.

(3)
Norman L. Ziegler exercises voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder.

2.    Plan of Distribution

        The following sentence supersedes in part and supplements the information in the sixth paragraph in the relevant section in the Prospectus.

        The following selling holders are underwriters within the meaning of the Securities Act: Banc of America Securities, LLC, CIBC World Markets, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Jefferies & Company Inc., JP Morgan Securities, Inc., Lehman Brothers Inc., McMahan Securities Co. L.P., Salomon Smith Barney, Inc., UBS AG Cvt Prop, UBS Warburg LLC, Van Kampen Equity Income Fund and Weiss, Peck & Greer, LLC.

Prospectus Supplement dated April 10, 2003